                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY

                           SITE ACQUISITION AGREEMENT

                                     BETWEEN

                           VERASUN ENERGY CORPORATION

                                       AND

                              AMERICAN MILLING, LP



                               DATED: MAY 22, 2006

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                                TABLE OF CONTENTS

                                                                                                              PAGE
ARTICLE I             PURCHASE AND SALE OF SITE ACQUISITION RIGHTS...............................................1
         1.01         Designated Sites...........................................................................1
         1.02         Criteria...................................................................................1
         1.03         Submission of Designated Site..............................................................2
         1.04         Acceptance.................................................................................2

ARTICLE II            PURCHASE PRICE FOR ACCEPTED SITES..........................................................3
         2.01         Purchase Price.............................................................................3
         2.02         Sales and Transfer Taxes...................................................................3
         2.03         Instruments of Conveyance and Transfer.....................................................3
         2.04         Further Assurances.........................................................................4
         2.05         Closing....................................................................................4

ARTICLE III           REPRESENTATIONS AND WARRANTIES OF VERASUN..................................................4
         3.01         Corporate Existence........................................................................4
         3.02         Authority..................................................................................4
         3.03         Consents...................................................................................4
         3.04         Valid Issuance.............................................................................4

ARTICLE IV            REPRESENTATIONS AND WARRANTIES OF AMERICAN.................................................5
         4.01         Corporate Existence........................................................................5
         4.02         Authority..................................................................................5
         4.03         Consents...................................................................................5
         4.04         Title and Condition of Designated Sites....................................................5
         4.05         Environmental Conditions...................................................................6
         4.06         Entirely for Own Account...................................................................7
         4.07         Disclosure of Information..................................................................7
         4.08         Investment Experience......................................................................7
         4.09         Accredited Investor........................................................................7
         4.10         Restricted Securities......................................................................7
         4.11         Further Limitations on Disposition.........................................................8
         4.12         Legends....................................................................................8

ARTICLE V             COVENANTS OF AMERICAN......................................................................8
         5.01         Due Diligence Access.......................................................................8
         5.02         Employees..................................................................................8

ARTICLE VI            CONDITIONS TO OBLIGATIONS OF VERASUN.......................................................9
         6.01         Representation and Warranties..............................................................9
         6.02         Performance by American....................................................................9
         6.03         Certificate of American....................................................................9
         6.04         Closing Deliveries.........................................................................9
         6.05         Governmental Approvals.....................................................................9

         6.06         Consents...................................................................................9

ARTICLE VII           CONDITIONS TO OBLIGATIONS OF AMERICAN......................................................9
         7.01         Representations and Warranties.............................................................9
         7.02         Performance by VeraSun....................................................................10
         7.03         Officer's Certificate of VeraSun..........................................................10
         7.04         Closing Deliveries........................................................................10
         7.05         Completion of IPO.........................................................................10

ARTICLE VIII          TERMINATION...............................................................................10
         8.01         Term; Right of Parties to Terminate.......................................................10
         8.02         Effect of Termination.....................................................................10

ARTICLE IX            SURVIVAL; INDEMNIFICATION.................................................................11
         9.01         Survival..................................................................................11
         9.02         Indemnification by American...............................................................11
         9.03         Indemnification by VeraSun................................................................11
         9.04         Indemnification Procedure.................................................................11

ARTICLE X             PRESS RELEASES............................................................................12
         10.01        Press Releases............................................................................12

ARTICLE XI            OTHER PROVISIONS..........................................................................12
         11.01        Benefit and Assignment....................................................................12
         11.02        Entire Agreement..........................................................................12
         11.03        Fees and Expenses.........................................................................12
         11.04        Amendment, Waiver, Etc....................................................................12
         11.05        Governing Law.............................................................................12
         11.06        Notices...................................................................................12
         11.07        Attorneys' Fees...........................................................................13
         11.08        Counterparts..............................................................................13
         11.09        Adjustments to VeraSun Shares.............................................................13

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

                                LIST OF EXHIBITS

              Exhibit           Item               First Reference
              -------           ----               ---------------
                A               Bill of Sale            2.03


                                LIST OF SCHEDULES

                           Schedule           Content
                           --------           -------
                              1             List of Sites

                           SITE ACQUISITION AGREEMENT

DATED:            May 22, 2006


BETWEEN:          VERASUN ENERGY CORPORATION
                  Attn:  President
                  100 22nd Ave.
                  Brookings, SD  57006
                  Fax no.: (605) 696-7250                     "VERASUN"


AND:              AMERICAN MILLING, LP
                  Attn: President
                  P.O. Box 5005
                  Fox Terminal Road
                  Cahokia, IL 62206
                  Fax no.: (618) 337-8848                    "AMERICAN"


                                     RECITAL

      VeraSun desires to acquire the right to purchase or lease greenfield sites designated by American for the construction of fuel-grade ethanol production facilities, on the terms and conditions set forth in this Agreement. In consideration of the mutual promises and covenants contained in this Agreement, the parties agree as follows:

                                    AGREEMENT

                                    ARTICLE I

                  PURCHASE AND SALE OF SITE ACQUISITION RIGHTS

      1.01 DESIGNATED SITES. American may designate sites for purchase or lease from among the five sites listed on Schedule 1 hereto (the "PRIMARY SITES") or other additional sites after American has obtained options or other rights ("PROPERTY RIGHTS") that would enable VeraSun or its designee, as an assignee of American, to purchase or lease the sites (each, a "DESIGNATED SITE"); provided that American shall submit one of the Primary Sites to VeraSun for purchase or lease within three months after the date of this Agreement. The Property Rights must not expire earlier than 120 days after submission of a Designated Site for approval pursuant to Section 1.03 unless VeraSun otherwise agrees in writing.

      1.02 CRITERIA. The parties acknowledge and agree that VeraSun is seeking sites that are suitable for the construction and operation of a 110 million gallon per year ("MGY") nameplate ethanol production facility and for expansion to a 220 mgy nameplate ethanol production facility. Prior to submission of a Designated Site for acceptance by VeraSun,

American shall conduct an evaluation of the Designated Site, including consideration of each of the following criteria:

            (a) Grain availability and origination;

            (b) Topographical characteristics, including soil stability;

            (c) Water quality and available quantity;

            (d) Sources and cost of electrical power;

            (e) Availability of natural gas or other energy sources;

            (f) Land title and zoning;

            (g) Transportation and logistics; and

            (h) Environmental assessments and permitting requirements.

      1.03 SUBMISSION OF DESIGNATED SITE. After American has identified a Designated Site, conducted an evaluation and obtained the associated Property Rights, American may submit such Designated Site to VeraSun for acceptance. In its submission of a Designated Site to VeraSun for acceptance, American shall:

            (a) Include appropriate documentation for transfer of the Property Rights to VeraSun or its designee;

            (b) Provide a report addressing each of the criteria set forth in
      Section 1.02 in relation to the Designated Site and including all supporting documentation with respect to its conclusions;

            (c) Disclose and make available to VeraSun or its representatives true, complete and correct copies of any reports, studies, investigations, audits, analyses, tests or monitoring in the possession or control of American or any of its consultants or agents and pertaining to any environmental matter relating to the Designated Site, including, without limitation, compliance with Environmental Laws or Contamination (as those terms are defined below); and

            (d) Confirm that the representations and warranties in Sections 4.04 and 4.05 are true as to the Designated Site.

      1.04 ACCEPTANCE. VeraSun shall decide whether or not any Designated Site will be an acceptable site for construction (an "ACCEPTED SITE") within 90 days after its submission to VeraSun, but no site will be accepted before six months after completion of a sale of shares of VeraSun Stock (as defined below), including any shares subject to an over allotment option, in a firm commitment, underwritten public offering (the "IPO") registered under the Securities Act of 1933 (the "ACT"). VeraSun will immediately notify American in writing of its decision to accept or reject a site. The parties acknowledge and agree that VeraSun has complete and absolute discretion to accept or reject a Designated Site and to elect not to construct a facility on any Accepted Site.

                                   ARTICLE II
                       PURCHASE PRICE FOR ACCEPTED SITES

      2.01 PURCHASE PRICE. Subject to Section 11.09, the purchase price for each Accepted Site shall be determined as follows:

            (a) For each Accepted Site, $(**) in cash, or, at the election of American made at the time of acceptance, (**) shares of VeraSun common stock ("VERASUN STOCK"), payable as follows:

                  (1) 50% of such cash or shares at Closing; and

                  (2) 50% of such cash or shares within five days of VeraSun receiving the applicable air permits necessary to construct and operate a 110 mgy fuel-grade ethanol facility on the Accepted Site; provided, however, that such payment must be made within one year of VeraSun's acceptance of the Accepted Site;

            (b) Within 15 days of VeraSun's acceptance of an Accepted Site, VeraSun will reimburse American for its reasonable, documented out-of-pocket expenses, without mark-up, incurred in connection with the identification and evaluation of the Accepted Site and the purchase price thereof, if applicable. The parties agree that such expenses include costs and expenses of acquiring a site, but shall not include salaries or wages of American employees; and

            (c) Notwithstanding the foregoing, the aggregate market value of the VeraSun Stock issued to American for any Accepted Site shall not exceed $(**). If the aggregate market value exceeds $(**), the number of shares of VeraSun Stock otherwise issuable pursuant to this Agreement for such site shall be reduced to a number of shares having an aggregate market value of $(**). For this purpose, "market value' shall mean the average closing sale price for VeraSun Stock on the New York Stock Exchange, or if the VeraSun Stock is not listed on the New York Stock Exchange, any other national securities exchange on which the VeraSun Stock is listed for trading, for the ten trading days immediately prior to the date shares are issued for the site under clause (a)(1) above.

      2.02 SALES AND TRANSFER TAXES. American shall be responsible for any sales or transfer taxes due in connection with the transfer of the Property Rights to VeraSun or its designee.

      2.03 INSTRUMENTS OF CONVEYANCE AND TRANSFER. The sale, conveyance, assignment, transfer and delivery of the Property Rights with respect to an Accepted Site shall be effected by American's execution and delivery to VeraSun or its designee, on the Closing Date (as defined below), of a bill of sale in substantially the form of the Bill of Sale attached hereto as EXHIBIT A, together with such other instruments of transfer and conveyance, in form and substance sufficient

______________
1) This confidential information has been omitted pursuant to a request for confidential treatment.

2) The material has been filed separately with the SEC.

to vest in VeraSun or its designee all right, title and interest in and to the Property Rights, as reasonably requested by VeraSun or its counsel.

      2.04 FURTHER ASSURANCES. American agrees that, at any time and from time to time on or after the Closing Date, it will, upon the request of VeraSun and without further consideration, take all steps reasonably necessary to place VeraSun or its designee in possession of the Property Rights with respect to an Accepted Site, and American will do or will cause to be done all further acts or things reasonably required to sell and transfer to VeraSun or its designee all of the Property Rights and the Accepted Sites, or to vest in VeraSun or its designee good, valid and marketable title to the Property Rights and the Accepted Sites.

      2.05 CLOSING. The consummation of the transactions contemplated by this Agreement with respect to each Accepted Site (each, a "CLOSING") shall take place at VeraSun's corporate offices at such date and time agreed upon in writing by the parties but not later than 15 days following VeraSun's acceptance of the applicable Accepted Site (the "CLOSING DATE").

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF VERASUN

      VeraSun represents and warrants to American as follows:

      3.01 CORPORATE EXISTENCE. VeraSun is a corporation duly organized, validly existing and in good standing under the laws of the state of South Dakota, and VeraSun has all necessary corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted.

      3.02 AUTHORITY. VeraSun has the full corporate power and authority to enter into this Agreement and carry out its terms. VeraSun has taken all corporate action necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by VeraSun and is binding upon and enforceable against VeraSun in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies.

      3.03 CONSENTS. No consent, approval or authorization of any court, regulatory authority or governmental body or third person is required to be obtained by VeraSun nor is any filing or registration required to be made therewith by VeraSun for the consummation of the transactions described in this Agreement (assuming the accuracy of American's representations and warranties in Article IV).

      3.04 VALID ISSUANCE. All of the VeraSun Stock purchased under Section 2.01, when issued, sold and delivered in accordance with the terms of this Agreement and for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable, and will be free of restrictions and encumbrances other than restrictions on transfer under applicable state and federal securities laws and other than as may be separately agreed by American.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF AMERICAN

      American represents and warrants to VeraSun that, except with respect to Sections 4.04 and 4.05 as set forth in the report to be provided by American addressing the criteria set forth in Section 1.02 in relation to a Designated
Site:

      4.01 CORPORATE EXISTENCE. American is a limited partnership duly organized, validly existing and in good standing under the laws of the state of Illinois, and American has all necessary power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted.

      4.02 AUTHORITY. American has the full power and authority to enter into this Agreement and carry out its terms. American has taken all action necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by American and is binding upon and enforceable against American in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies.

      4.03 CONSENTS. No consent, approval or authorization of any court, regulatory authority or governmental body or third person is required to be obtained by American nor is any filing or registration required to be made therewith by American for the consummation of the transactions described in this Agreement.

      4.04 TITLE AND CONDITION OF DESIGNATED SITES. To the best knowledge of American, after due inquiry, at the time of submission of a Designated Site to VeraSun for acceptance and at the Closing with respect to such site:

            4.04-1 Each Designated Site is free and clear of all mortgages, pledges, security interests, claims, charges, easements, covenants or other encumbrances or restrictions of any kind ("ENCUMBRANCES"), except:

                  (a) mortgages to be discharged upon VeraSun's exercise of the
            Property Rights with respect to such Designated Site;

                  (b) liens for taxes not yet due; or

                  (c) other Encumbrances accepted by VeraSun in writing;

            4.04-2 The owner of each Designated Site has good and absolute fee simple title to such site;

            4.04-3 Neither the operations of VeraSun contemplated on any Designated Site, nor any contemplated improvements on any Designated Site, will violate any applicable building code, zoning requirement or other statute or ordinances. American has not received any notice of any pending or contemplated special assessments against any Designated Site;

            4.04-4 There are no developments affecting any Designated Site pending or threatened which might materially detract from the value of such property, materially interfere with any present or intended use of any such property or assets or materially adversely affect the current use, occupancy, value or marketability of such properties or assets; and

            4.04-5 The Property Rights will include all rights necessary to purchase or lease the Designated Site, and upon exercise of the Property Rights VeraSun or its designee will acquire good title to, or a valid leasehold interest in, the Designated Site, free and clear of all Encumbrances, other than those listed on Schedule 4 or accepted in writing by VeraSun.

      4.05 ENVIRONMENTAL CONDITIONS.

            4.05-1 DEFINITIONS.

                  (a) "ENVIRONMENTAL LAW" means any federal, state or local
            statute, regulation or ordinance pertaining to the protection of human health or the environment and any orders, judgments, decrees, permits, licenses agreements or other authorizations or mandates under such laws.

                  (b) "HAZARDOUS SUBSTANCE" means any hazardous, toxic,
            radioactive or infectious substance, pollutant, material or waste as defined, listed or regulated under any Environmental Law, and includes, without limitation, petroleum oil and its fractions.

                  (c) "CONTAMINATION" (or "CONTAMINATED") means the presence
            (actual or reasonably suspected) of Hazardous Substances in, on or under the soil, groundwater, surface water or other environmental media or any structure or improvement, if any investigatory, remedial, removal reporting or other response action is required or legally could be required by a governmental authority under any Environmental Law with respect to such presence or suspected presence of Hazardous Substances, or if such response action otherwise is reasonable or appropriate under the circumstances.

            4.05-2 ENVIRONMENTAL CONDITIONS. To the best knowledge of American, after due inquiry, at the time of submission of a Designated Site to VeraSun for acceptance and at the Closing with respect to such site:

                  (a) Each of the owner and operator of each Designated Site is and has been in compliance with all applicable Environmental Laws with respect to such site, including, without limitation, in possession of all permits, licenses and authorizations required under applicable Environmental Laws (collectively "ENVIRONMENTAL PERMITS"), and in compliance with the terms and conditions of such Environmental Permits.

                  (b) No civil, criminal or administrative suit, claim, action, or investigation proceeding is pending under any Environmental Law relating to any Designated Site; and there are no outstanding orders, judgments or decrees of any court or of any governmental agency or instrumentality under any Environmental Law which specifically apply to any Designated Site;

                  (c) No portion of any Designated Site is Contaminated; and

                  (d) None of the following are located on any Designated Site:
            (A) underground storage tank (whether or not in use or decommissioned and whether not regulated or exempt from regulation);
            (B) underground injection well as defined under any Environmental Law; (C) surface impoundment or lagoon; (D) landfill or any other land-based treatment, storage or disposal unit for any type of waste (whether or not closed or currently active); (E) hazardous waste treatment, storage or disposal facility regulated under the Resource Conservation and Recovery Act, as amended ("RCRA") or any comparable Environmental Law; (F) any waste management or process unit that would be, or might reasonably be construed as, a hazardous waste treatment, storage or disposal facility but for an exception or exclusion under RCRA or any comparable Environmental Law; or (H) any radioactive material for which a license or permit (including general permits and permits by rule) is required under any Environmental Law.

      4.06 ENTIRELY FOR OWN ACCOUNT. This Agreement is made with American in reliance upon American's representation to VeraSun, which by American's execution of this Agreement American hereby confirms, that any VeraSun Stock to be received by American pursuant to Section 2.01 (the "PAYMENT SHARES") will be acquired for investment for American's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that American has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, American further represents that American does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Payment Shares.

      4.07 DISCLOSURE OF INFORMATION. American believes that, as of the date of each Closing, it has received all the information it considers necessary or appropriate for deciding whether to purchase the Payment Shares. American further represents that, as of the date of each Closing, it has had an opportunity to ask questions and receive answers from VeraSun regarding the terms and conditions of the offering of the Payment Shares and the business, properties, prospects and financial condition of VeraSun. The foregoing, however, does not limit or modify the representations and warranties of VeraSun in Article III of this Agreement or the right of American to rely thereon.

      4.08 INVESTMENT EXPERIENCE. American acknowledges that it alone is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Payment Shares. American also represents it has not been organized for the purpose of acquiring any Payment Shares.

      4.09 ACCREDITED INVESTOR. American is an "accredited investor" within the meaning of Securities and Exchange Commission Rule 501 of Regulation D.

      4.10 RESTRICTED SECURITIES. American understands that any Payment Shares would be characterized as "restricted securities" under the federal securities laws inasmuch as they would be acquired from VeraSun in a transaction not involving a public offering and that under such laws and applicable regulations such securities could be resold without registration under the Act only in certain limited circumstances. In this connection, American represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

      4.11 FURTHER LIMITATIONS ON DISPOSITION. Without in any way limiting the representations set forth above and subject to the restrictions set forth in this Agreement, American further agrees not to make any disposition of all or any portion of any Payment Shares unless and until:

            (a) There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

            (b) American shall have notified VeraSun of the proposed disposition and shall have furnished VeraSun with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by VeraSun, American shall have furnished VeraSun with an opinion of Husch & Eppenberger, LLC, Blackwell Sanders Peper Martin, LLP or Sonnenschein Nath & Rosenthal, LLP that such disposition will not require registration of such shares under the Act.

      4.12 LEGENDS. It is understood that the certificates evidencing any Payment Shares shall bear the following legend:


      "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO VERASUN THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT."

                                   ARTICLE V
                             COVENANTS OF AMERICAN

      5.01 DUE DILIGENCE ACCESS. American will permit VeraSun's employees and representatives to have reasonable access to the sites listed on Schedule 1 and to all information relating to the sites in the control of American or its consultants or agents. American will also make available its officers and employees as required to respond to questions of VeraSun and its representatives with regard to such sites.

      5.02 EMPLOYEES. American acknowledges that VeraSun may wish to hire one or more of the employees, officers or directors of American as an employee or consultant, but no commitments in that regard are being made by VeraSun. American agrees that VeraSun may from time to time during the Consulting Term solicit the employees, officers and directors of

American for this purpose, provided that VeraSun first informs the President of American of such proposed solicitation. American further agrees to provide introductions to other persons engaged in the grain distribution business that may be interested in employment with VeraSun.

                                   ARTICLE VI
                      CONDITIONS TO OBLIGATIONS OF VERASUN

      All obligations of VeraSun hereunder with respect to any Closing are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived by VeraSun:

      6.01 REPRESENTATION AND WARRANTIES. The representations and warranties made by American in this Agreement shall be true when made and at and as of the time of the Closing as though such representations and warranties were made at and as of the Closing (except for those representations and warranties made as of a specific date (including Sections 4.04 and 4.05 which must be true and correct as of the dates provided therein), which need only be true and correct as of such date).

      6.02 PERFORMANCE BY AMERICAN. American shall have performed and complied with all covenants, agreements, obligations and conditions required by this Agreement to be so complied with or performed.

      6.03 CERTIFICATE OF AMERICAN. American shall have delivered to VeraSun a certificate, dated the applicable Closing Date, certifying as to the fulfillment of the conditions specified in Sections 6.01 and 6.02 hereof.

      6.04 CLOSING DELIVERIES. All other documents and items specified in this Agreement to be delivered by American at the Closing shall be so delivered, and shall be in form and substance reasonably satisfactory to VeraSun and its counsel.

      6.05 GOVERNMENTAL APPROVALS. All authorizations, consents and approvals of all governmental agencies and authorities required to be obtained in order to permit consummation of the transactions contemplated by this Agreement with respect to any Accepted Site shall have been obtained and be satisfactory in form and content to VeraSun.

      6.06 CONSENTS. American shall have obtained the third-party consents required for VeraSun to exercise the Property Rights with respect to the Accepted Site subject to the Closing.

                                   ARTICLE VII
                      CONDITIONS TO OBLIGATIONS OF AMERICAN

      All obligations of American under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived by American:

      7.01 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the VeraSun in this Agreement shall be true when made and at and as of the time of the Closing as though such representations and warranties were made at and as of such date (except for those representations and warranties made as of a specific date, which need only be true and correct as of such date).

      7.02 PERFORMANCE BY VERASUN. VeraSun shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be so complied with or performed.

      7.03 OFFICER'S CERTIFICATE OF VERASUN. VeraSun shall have delivered to American a certificate, dated the Closing Date, certifying as to the fulfillment of the conditions specified in Sections 7.01 and 7.02 hereof.

      7.04 CLOSING DELIVERIES. All other documents and items specified in this Agreement to be delivered by VeraSun at the Closing shall be so delivered, and shall be in form and substance reasonably satisfactory to American and its counsel.

      7.05 COMPLETION OF IPO. VeraSun shall have completed the IPO no later than August 15, 2006, except that this condition shall not apply to sites accepted by VeraSun prior to such date.

                                  ARTICLE VIII
                                   TERMINATION

      8.01 TERM; RIGHT OF PARTIES TO TERMINATE. This Agreement will terminate two years after the date hereof (the "TERM OF THIS AGREEMENT") and may be terminated earlier as follows:

            8.01-1 by mutual written agreement of VeraSun and American;

            8.01-2 by VeraSun, if American shall have breached any of its obligations or representations hereunder in any material respect;

            8.01-3 by American, if VeraSun shall have breached any of its obligations or representations hereunder in any material respect; or

            8.01-4 by either American or VeraSun, by written notice to the other party, if the IPO has not been completed by August 15, 2006.

      8.02 EFFECT OF TERMINATION. If either VeraSun or American decides to terminate this Agreement pursuant to Section 8.01 (other than Section 8.01-1), such party shall promptly give written notice of such decision to the other party to this Agreement. In the event of a termination pursuant to Section 8.01, this Agreement will terminate and the transactions contemplated hereby will be abandoned, without further action by either party or their directors, officers, shareholders, employees, representatives or agents, except for Sections 9.01, 9.02, 9.03, 10.01, 11.03, 11.07, 11.09 and this Section 8.02, which sections will continue indefinitely to bind the parties as necessary to effectuate their purpose. Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated by a party because of the breach of this Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its


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

obligations under this Agreement, the terminating party's right to pursue all legal remedies shall survive such termination unimpaired.

                                   ARTICLE IX
                            SURVIVAL; INDEMNIFICATION

      9.01 SURVIVAL. All representations, warranties, covenants and agreements made in this Agreement or in any exhibit, schedule, certificate or agreement delivered in accordance with this Agreement (collectively, the "RELATED DOCUMENTS") shall survive any investigation by or on behalf of any party, the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby; provided, however, that the representations and warranties of American under Sections 4.04 and 4.05 shall terminate on the third anniversary of the Closing Date for the applicable Accepted Site.

      9.02 INDEMNIFICATION BY AMERICAN. From and after any Closing, American shall indemnify, hold harmless and defend VeraSun and its directors, officers and employees from and against any claims, liabilities and expenses incurred by reason of:

            (a) any breach or inaccuracy of a representation or warranty of American in this Agreement or a Related Document, or

            (b) any failure by American to perform any covenant required to be performed by it pursuant to this Agreement or a Related Document.

      9.03 INDEMNIFICATION BY VERASUN. From and after any Closing, VeraSun shall indemnify, hold harmless and defend American from and against any claims, liabilities and expenses incurred by reason of:

            (a) any breach or inaccuracy of a representation or warranty of VeraSun in this Agreement or a Related Document, or

            (b) any failure by VeraSun to perform any covenant required to be performed by it pursuant to this Agreement or a Related Document.

      9.04 INDEMNIFICATION PROCEDURE. Each indemnified party shall give notice to the other promptly after such indemnified party has actual knowledge of any claim as to which indemnity may be sought and shall permit the indemnifying party to assume the defense of any resulting claim or litigation. If, within 15 days after receipt of such notice from an indemnified party, the indemnifying party does not notify the indemnified party that it will assume defense of such claim, the indemnified party may elect to control the conduct and settlement of such action and all reasonable costs of defending such action shall be indemnified under this Section 9.04. The indemnified party shall not consent to entry of any judgment or settle any claim or litigation without the prior written consent of the indemnifying party, unless the indemnifying party has failed to assume control of the conduct of the claim as described in the foregoing sentence.


                                       11
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                                    ARTICLE X
                                 PRESS RELEASES

      10.01 PRESS RELEASES. No press releases or other public announcements concerning the transactions contemplated by this Agreement shall be made by either party without the prior written consent of the other party; provided, however, that nothing herein shall (a) prevent a party from supplying such information or making statements as required by governmental authority (prompt notice of which shall in any such case be given to the other party) or (b) prevent VeraSun from making such disclosures as it reasonably determines are necessary in connection with the IPO.

                                   ARTICLE XI
                                OTHER PROVISIONS

      11.01 BENEFIT AND ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No party hereto may voluntarily or involuntarily assign such party's interest under this Agreement without the prior written consent of the other party; provided, however, that VeraSun may assign its purchase rights to an Accepted Site to an affiliate of VeraSun.

      11.02 ENTIRE AGREEMENT. This Agreement and the Schedules and Exhibits referred to herein and the Confidentiality Agreement between VeraSun and American dated March 14, 2006, embody the entire agreement and understanding of the parties and supersede any and all prior agreements, arrangements and understandings relating to matters provided for herein.

      11.03 FEES AND EXPENSES. Each party shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (except for the reimbursement obligations specifically required under this Agreement).

      11.04 AMENDMENT, WAIVER, ETC. The provisions of this Agreement may be amended or waived only by an instrument in writing signed by the party against which enforcement of such amendment or waiver is sought. Any waiver of any term or condition of this Agreement or any breach hereof shall not operate as a waiver of any other such term, condition or breach, and no failure to enforce any provision hereof shall operate as a waiver of such provision or of any other provision hereof.

      11.05 GOVERNING LAW. The construction and performance of this Agreement will be governed by the laws of the state of Delaware (except for the conflicts of law provisions thereof).

      11.06 NOTICES. All notices required or permitted to be given under this Agreement shall be in writing. Notices may be delivered by certified or registered mail, postage paid with return receipt requested; by private courier prepaid; by facsimile or other telecommunication device capable of transmitting or creating a written record; or personally. Mailed notices shall be deemed received five days after mailing, properly addressed. Couriered notices shall be deemed received on the date that the courier warrants that delivery will occur. Telecommunicated notices shall be deemed received when receipt is either confirmed by confirming transmission equipment or acknowledged by the addressee or its office. Personal delivery shall be effective when accomplished. If a notice is provided under this Agreement, it shall be delivered, mailed or sent to the address for the relevant party set forth on the first page of this Agreement or to such other address for such party as shall be furnished in accordance with this Section 11.06.

      11.07 ATTORNEYS' FEES. If suit or action is filed by any party to enforce the provisions of this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees as fixed by the trial court and, if any appeal is taken from the decision of the trial court, reasonable attorneys' fees as fixed by the appellate court. For purposes of this Agreement, the term "PREVAILING PARTY" shall be deemed to include a party that successfully opposes a petition for review filed with an appellate court.

      11.08 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

      11.09 ADJUSTMENTS TO VERASUN SHARES. If the outstanding shares of the VeraSun Stock are divided into a greater number of shares or a dividend in stock is paid on the VeraSun Stock, the number of shares of VeraSun Stock issuable under Section 2.01 will be proportionately increased; and, conversely, if the outstanding shares of VeraSun Stock are combined into a smaller number of shares of VeraSun Stock, the number of shares of VeraSun Stock issuable under Section
2.01 will be proportionately reduced.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

           VERASUN:                   VERASUN ENERGY CORPORATION


                                      By:  /s/Donald L. Endres
                                              ---------------------------------
                                              Name: Donald L. Endres
                                              Title: CEO



           AMERICAN:                  AMERICAN MILLING, LP


                                      By:  /s/Dave Jump
                                              ---------------------------------
                                              Name: Dave Jump
                                              Title: President


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The following Schedule and Exhibit to the Site Acquisition Agreement have been omitted and will be provided to the Securities and Exchange Commission upon request:

     Exhibit A                Bill of Sale

     Schedule I               List of Sites